Exhibit 99.1

News Release

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Morningstar, Inc. Acquires UK-Based Tenfore Systems Limited, Global Provider of Real-Time Data Feeds and Financial Data Workstations

CHICAGO/LONDON, Dec. 17, 2008—Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today announced it has acquired Tenfore Systems Limited, a global provider of real-time market data and financial data workstations based in the United Kingdom, for 13.5 million pounds sterling in cash, or approximately U.S.$21.0 million, subject to post-closing adjustments.

Tenfore collects data on global equities, commodities, derivatives, indexes, and foreign currencies from more than 160 sources and consolidates the data for real-time distribution to clients. The company also offers front-end software terminals that leverage the company’s market data, along with analytics and third-party application plug-ins.

“Tenfore is an important strategic acquisition for Morningstar,” said Joe Mansueto, chairman and chief executive officer. “It provides an entry into a new area for us: offering global real-time stock quotes to our clients. There is a large market for this data, and we can now bundle real-time quotes with Morningstar’s fundamental equity data and research to deliver greater value to our clients.”

“As a Morningstar company, we will be in a stronger competitive position,” said Gordon Bloor, Tenfore’s chief executive officer. “Tenfore is an established global provider of consolidated data feeds. With access to a wider range of investment data, a significantly enhanced global distribution network, and as part of a team focused on the global investment community, we look forward to offering our clients real value in these difficult market conditions and beyond.”

Tenfore currently serves more than 500 clients worldwide, including brokerages, banks, trading firms, buy-side institutions, financial information and technology providers, corporations, and retail investors. The Tenfore name will be rebranded under Morningstar.

Key benefits of the acquisition include:

•                  Significantly broadens the scope, depth, and timeliness of Morningstar’s investment data. Morningstar will now offer real-time stock quotes from nearly all the world’s major stock exchanges.

•                  Leverages Morningstar’s existing client base and geographic presence with the ability to offer a key data feed to institutions around the world.

•                  Creates opportunity to serve a new, but related market; the company estimates that the global market for real-time data totals approximately $1 billion.

•                  Supports Morningstar’s growth strategy to expand its international brand presence, products, and services.

“Tenfore has a sophisticated technology infrastructure, and has an excellent reputation for delivering reliable, accurate, and timely data feeds,” said Catherine Gillis Odelbo, group president for Morningstar, Inc. “We can now provide our clients with real-time stock and foreign exchange quotes from 160 sources around the world. Tenfore will be able to offer its clients a more powerful combination of data and research from Morningstar.”

Tenfore’s flagship products include:

•                  Consolidated Real-Time Market Data Feed: A live data feed that covers exchange-traded equities, derivatives, commodities, futures, foreign exchanges, precious metals, news, company fundamentals, and analytics.

•                  QuoteSpeed Workstation: A front-end software terminal that combines Tenfore data with analytics and other features.

•                  Tenfore Intraday Exchange (TIX): Intraday and end-of-day snapshots and historical tick data services.

•                  Tenfore Direct Exchange (TDX): Managed service for hosted or ultra low latency requirements.

•                  Tenforex: Primary source of high-quality, real-time indicative pricing for global foreign currencies.

Tenfore, which was owned by a private investment group, employs approximately 50 people in London, Frankfurt, Amsterdam, and New York.

Marlin & Associates New York LLC acted as strategic and financial advisor to Tenfore’s investors.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisers, and institutions. Morningstar provides data on more than

290,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 18 countries and minority ownership positions in companies based in three other countries.

Morningstar has been operating in Europe since 2000. In 2007, Morningstar acquired the fund data business of Standard & Poor’s, significantly strengthening its global database and offerings to investors. In 2008, Morningstar acquired Fundamental Data Limited, a leading provider of data on closed-end funds in the UK as well as Hemscott’s data, media, and investor relations Web site businesses.

About Tenfore Systems Limited

Tenfore Systems is an independent provider of financial market data and technology solutions. Operating a global network of ticker plants, Tenfore provides regional data collection, consolidation, and distribution to clients such as ICAP, ING, and Cantor Fitzgerald and ensures that its range of consolidated feeds provide excellent performance to meet the increasingly exacting requirements of the financial services community.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including the global financial crisis that began in 2007; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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